INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Summit Properties Inc. on Form S-3 of our report dated January 22, 2001, appearing in the Annual Report on Form 10-K of Summit Properties Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Charlotte, North Carolina

May 8, 2001